Exhibit 4.1

First Restatement of the
General Electric International Employee Stock Purchase Plan

SECTION 1. PURPOSE.

The purpose of this General Electric International Employee Stock Purchase Plan (the “Plan”) is to provide Eligible Employees of General Electric Company (the “Company”) and other Participating Companies with an opportunity to acquire a proprietary interest in the Company by the purchase of Common Stock, to generate an increased incentive to contribute to the Company’s future success and prosperity, thus enhancing the value of the Company for the benefit of its share owners, and to enhance the ability of the Participating Companies to attract and retain qualified individuals. In addition, this Plan authorizes the grant of Purchase Rights and issuance of Common Stock pursuant to sub-plans adopted by the Committee.

SECTION 2. DEFINITIONS.

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Account” means a memorandum account maintained on behalf of a Participant for the purpose of recording, as a bookkeeping entry, the Participant’s contributions for a calendar month pending investment in Stock.

(b) “Affiliate” means any entity in which the Company has more than 50% direct or indirect ownership.

(c) “Board” means the Board of Directors of the Company.

(d) “Committee” means a committee appointed by the Board or any officers or employees designated by the Board to administer the Plan, acting in accordance with the provisions of Section 3 of the Plan.

(e) “Common Stock” means the common stock of the Company, par value $0.06 per share. “Shares” or “Stock” shall have the same meaning.

(f) “Compensation” means base salary or wages and shift pay paid by a Participating Company and excludes commissions, overtime, severance pay, bonuses and all other forms of remuneration, unless approved by the Committee.

(g) "Eligible Employee" means an individual who is: (1) classified by a Participating Company on its payroll records as an employee and (2) regularly employed by the Participating Company in a country other than the United States that has been designated for participation in the Plan by the Committee. The Committee may impose restrictions on eligibility and participation of individuals who are officers and directors to facilitate compliance with U.S. federal or U.S. state securities laws, foreign laws, stock exchange requirements or U.S. accounting rules. For purposes of the Plan, the employment relationship shall be treated as continuing intact while an individual is on sick leave or other leave of absence approved by the Participating Company, provided the leave does not exceed 90 days, or, if longer, the period during which the individual’s right to reemployment is guaranteed either by statute or contract.

(h) “Offering Period” means the calendar quarter, except that the Committee may designate another period in any case it deems appropriate.

(i) “Participant” means an Eligible Employee who is participating in the Plan.

(j) “Participating Company” means the Company and any Affiliate with individuals regularly employed outside the United States in a country that has been designated for participation in the Plan by the Committee.

(k) “Person” means any individual, corporation, partnership, association, joint-stock company, trust, unincorporated organization, or government or political subdivision thereof.

(l) “Purchase Price” means the closing price of the Stock on the last New York Stock Exchange (“NYSE”) trading day of the calendar month.

(m) “Purchase Right” means a Participant’s right to purchase Stock during a calendar month.

SECTION 3. ADMINISTRATION.

The Plan shall be administered by a Committee appointed by the Board consisting of at least two members who may be removed by the Board at any time. The Committee will have the authority and responsibility for the overall administration of the Plan, including the authority and responsibility specifically provided in this Plan and any additional duties, responsibilities and authority delegated to the Committee by the Board. The Committee, in its sole discretion, shall have full power and authority to: (1) promulgate any rules and regulations which it deems necessary for the proper administration of the Plan, (2) interpret the provisions, adjudicate claims, resolve ambiguities and supervise the administration of the Plan, (3) make factual determinations relevant to Plan administration, (4) adopt sub-plans applicable to specified Participating Companies or locations, and (5) take all action in connection with administration of the Plan as it deems necessary or advisable consistent with the delegation from the Board. The Committee may delegate to one or more Persons any of its duties, responsibilities or authority contained in any provisions of this Plan or delegated to it by the Board. Decisions of the Board, the Committee and its delegates shall be final and binding upon all Participants. No Board or Committee member or their delegate shall be liable for any action or determination made in good faith with respect to the Plan, any sub-plan, or any Purchase Right granted hereunder.

SECTION 4. SHARES AVAILABLE FOR THE PLAN.

(a) SHARES AVAILABLE. Subject to adjustment as provided below, the total number of Shares reserved and available for issuance or which may be otherwise acquired upon exercise of Purchase Rights under this Plan (including any sub-plans) will be 50 million. If the number of Shares with respect to which Purchase Rights are to be exercised exceeds the number of Shares then available under the Plan, a pro rata allocation of the Shares remaining available for purchase shall be made in as uniform a manner as practicable. Any Shares delivered under the Plan may consist in whole or in part, of authorized and unissued Shares or treasury Shares or Shares purchased on the open market.

(b) ADJUSTMENTS. In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (1) the number and type of Shares which thereafter may be made the subject of Purchase Rights, (2) the number and type of Shares subject to outstanding Purchase Rights, and (3) the price with respect to any Purchase Right.

(c) CORPORATE TRANSACTIONS. In the event of the proposed liquidation or dissolution of the Company, the Offering Period then in progress will terminate immediately prior to the consummation of such proposed liquidation or dissolution, unless otherwise provided by the Committee in its sole discretion, and all outstanding Purchase Rights shall automatically terminate and any unapplied payroll deductions will be refunded without matching contributions or interest.

In the event of a proposed sale of all or substantially all of the assets of the Company, or the merger or consolidation of the Company with or into another Person, then in the sole discretion of the Committee, (1) each Purchase Right shall be assumed or an equivalent purchase right shall be substituted by the successor, (2) a date established by the Committee on or before the date of consummation of such merger, consolidation or sale shall be treated as a purchase date, and all outstanding Purchase Rights shall be deemed exercisable on such date or (3) all outstanding Purchase Rights shall terminate and any unapplied payroll deductions will be refunded without matching contributions or interest.

SECTION 5. ELIGIBILITY.

(a) COUNTRIES. The Committee, in its sole discretion, shall designate the countries that will participate in the Plan. As part of that designation, the Committee will also establish an initial Offering Period (or Offering Periods) for each designated country. All Affiliates within a designated country shall adopt the Plan (and, where appropriate, a sub-plan) and shall commence participation as of the start of the applicable initial Offering Period (or as soon as administratively practicable thereafter).

(b) EMPLOYEES. The Plan is only available to Eligible Employees. Notwithstanding any provision of the Plan to the contrary, any individual who is not classified by the Participating Company on its payroll records as an employee (including, but not limited to, an individual classified by the Participating Company as an independent contractor or a non-employee consultant, an individual who is performing services for a Participating Company through a leasing or employment agency, or an employee of an entity other than a Participating Company) shall not be eligible to participate in the Plan, even if such classification is determined to be erroneous, or is retroactively revised by a governmental agency, by court order or as a result of litigation, or otherwise. In addition, to the extent required by applicable law, employees who are represented by a Works Council or Union representative, shall only be eligible to participate to the extent authorized or permitted by such representative.

SECTION 6. ENROLLMENT AND CONTRIBUTIONS.

(a) OFFERING PERIODS. Except as otherwise set forth below, the Plan shall be implemented through consecutive Offering Periods.

(b) ENROLLMENT. In order to participate, an Eligible Employee must enroll in the Plan in accordance with established administrative procedures. An individual who becomes an Eligible Employee during an Offering Period may not participate during that Offering Period (but may participate in subsequent Offering Periods to the extent the applicable requirements are satisfied for those periods).

(c) ELECTION CHANGES. Participant elections for one Offering Period will carry over to subsequent Offering Periods, unless changed (or unless contributions stop under (d)). A Participant may decrease the amount of contributions, and may stop contributing altogether, during an Offering Period. A Participant may not increase contributions during an Offering Period (which also means that a Participant who stops contributing during an Offering Period may not contribute for the rest of that period). Election changes must be made in accordance with established administrative procedures, and will not result in refunds of any previous contributions.

(d) STATUS CHANGES. Contributions (and matches) stop when (1) a Participant terminates employment with the Participating Company for any reason, including but not limited to retirement, disability, death, transfer to an Affiliate that is not a Participating Company or (2) the Participant otherwise stops being an Eligible Employee. If contributions stop under this provision, any unapplied payroll deductions will be used to purchase Shares, and contributions will not resume until the individual again becomes an Eligible Employee and enrolls in the Plan.

(e) PARTICIPANT CONTRIBUTIONS. The amount of contributions with respect to the Plan for any Participant during any pay period shall not exceed ten percent (10%) of the Participant's Compensation for such pay period. Amounts shall be contributed in whole percentages only.

(f) MATCHING CONTRIBUTIONS. A match (in Shares) shall be provided equal to fifteen percent (15%) of the number of Shares purchased with the Participant's contributions.

SECTION 7. PURCHASES OF STOCK.

(a) PURCHASE RIGHTS. Enrollment in the Plan for any Offering Period by a Participant will constitute the grant of a Purchase Right to such Participant for each calendar month within the Offering Period (but only to the extent the Participant remains an Eligible Employee during each such month).

(b) PAYMENT OF PURCHASE PRICE. Shares that are acquired pursuant to the exercise of a Purchase Right shall be paid for by payroll deductions from the Participant's Compensation. All payroll deductions made with respect to a Participant shall be credited to the Participant’s Account under the Plan, but no amounts shall actually be segregated from the general assets of the Participating Companies and Accounts shall not earn interest.

(c) EXERCISE OF PURCHASE RIGHT. As of the last NYSE trading day of the calendar month: (1) amounts credited to each Participant’s Account for such month will be applied to purchase the number of whole and/or fractional Shares arrived at by dividing the total amount of the Participant's Account for that month by the Purchase Price; and (2) a matching contribution (in Shares) equal to 15% of the Shares so purchased will be credited to the Participant. Delivery of Shares (both those purchased with Participant contributions and those credited as matching contributions) will occur in accordance with established administrative procedures, and a transfer agent may be utilized or a brokerage or nominee account may be established for this purpose. The terms of such transfer agency or brokerage or nominee account shall be at the sole discretion of the Company, and participation in the Plan is expressly conditioned on the acceptance of such terms.

SECTION 8. WITHHOLDING.

The Plan shall be administered in accordance with all applicable income tax, social insurance, payroll tax, payment on account or other withholding obligations with respect to a Participant’s participation in the Plan.

SECTION 9. EXPENSES.

The Participating Companies will pay the costs of implementing and operating the Plan.

SECTION 10. RIGHTS AS A STOCKHOLDER.

No Purchase Right will confer on any Participant the rights of a shareholder of the Company until the date as of which Shares are purchased.

SECTION 11. NONTRANSFERABILITY.

A Purchase Right may not be transferred. The Company, in its sole discretion, may impose such restrictions on the Shares purchased upon the exercise of a Purchase Right as it deems appropriate.

SECTION 12. EFFECTIVE DATE.

The Plan as restated herein shall be effective May 1, 2002 and shall supersede any prior versions of the Plan.

SECTION 13. PLAN TERM.

The Plan will continue until it is terminated or, if earlier, all Shares reserved for issuance under Section 4(a) have been issued.

SECTION 14. RESTRICTION ON ISSUANCE OF SHARES.

The issuance of Shares under the Plan shall be subject to compliance with all applicable requirements of foreign, U.S. federal or U.S. state law with respect to such securities. A Purchase Right may not be exercised if the issuance of Shares upon such exercise would constitute a violation of any applicable foreign, U.S. federal or U.S. state securities laws or other law or regulations. In addition, no Purchase Right may be exercised unless (1) a registration statement under the Securities Act of 1933, as amended, shall at the time of exercise of the Purchase Right be in effect with respect to the Shares issuable upon exercise of the Purchase Right, or (2) in the opinion of legal counsel to the Company, the Shares issuable upon exercise of the Purchase Right may be issued in accordance with the terms of an applicable exemption from the registration requirements of said Act. As a condition to the exercise of a Purchase Right, the Company may require the Participant to satisfy any qualifications that may be necessary or appropriate, to evidence compliance with any applicable law or regulation, and to make any representation or warranty with respect thereto as may be requested by the Company. In the event that the issuance of Shares under the Plan would not comply with any applicable law, then all affected contributions will be refunded as soon as administratively practicable (without matching contributions or interest).

SECTION 15. AMENDMENT OR TERMINATION.

The Committee may amend the Plan at any time and for any reason.  The Board may terminate the Plan at any time and for any reason.

SECTION 16. GOVERNING LAW.

The validity, construction and effect of the Plan and any rules and regulations relating to the Plan shall be determined in accordance with the laws of the State of New York and applicable U.S. federal law.

SECTION 17. SEVERABILITY.

If any provision of the Plan is or becomes invalid, illegal, or unenforceable in any jurisdiction or would disqualify the Plan under any law, such provision shall be construed or deemed amended to conform to applicable laws, or if it cannot be so construed or deemed amended without materially altering the intent of the Plan, such provision shall be stricken as to such jurisdiction, and the remainder of the Plan shall remain in full force and effect.

SECTION 18. HEADINGS.

Headings are given to the sections and subsections of the Plan solely as a convenience to facilitate reference. Such headings shall not be deemed in any way material or relevant to the construction or interpretation of the Plan or any provision thereof.

SECTION 19. NO TRUST OR FUND CREATED.

This Plan is unfunded and shall not create nor be construed to create a trust or separate fund of any kind or a fiduciary relationship between the Company, an Affiliate or the Committee and a Participant or any other Person. To the extent that any Person acquires a right to receive a payment from a Participating Company pursuant to the Plan, such right shall be no greater than the right of any unsecured general creditor of the Participating Company.

SECTION 20. NO RIGHT TO EMPLOYMENT; NO ENLARGEMENT OF RIGHTS OR BENEFITS.

Nothing contained in this Plan shall be deemed to give any individual the right to be retained in the employ of the Company or any Affiliate or to interfere with the right of the Company or any Affiliate to discharge the individual at any time. It is not intended that any rights or benefits provided under this Plan be considered part of creditable compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long service awards, pension, retirement or similar payments.

SECTION 21. NO DUPLICATION OF BENEFITS.

Notwithstanding anything to the contrary, no provision in this Plan or in any sub-plan of this Plan shall be applied in a manner that results in the duplication of benefits.

SECTION 22. FRACTIONAL SHARES.

Purchases of Stock under the Plan may result in the crediting of fractional Shares. Such fractional Shares will be computed to four decimal places. Certificates representing fractional Shares will not be issued or delivered.

SECTION 23. PARTICIPANT INFORMATION.

As a condition of participation in the Plan, each Participant must, upon request, furnish in writing an up-to-date mailing address and any other information as may be reasonably required for administration of the Plan.

SECTION 24. COMMITTEE RULES TO ACCOMMODATE LOCAL LAWS; SUB-PLANS

The Committee may adopt rules or procedures relating to the operation and administration of the Plan to accommodate the specific requirements of local laws or procedures. Without limiting the generality of the foregoing, the Committee is specifically authorized to adopt rules and procedures regarding handling of payroll deductions, payment of interest, conversion of local currency, payroll tax, withholding procedures and handling of Stock certificates, all of which may vary from location to location.

The Committee may also adopt sub-plans applicable to particular Participating Companies or locations. The rules of such sub-plans may take precedence over other provisions of the Plan, with the exception of Section 4(a), but unless superseded by the terms of such sub-plan, the provisions of this Plan shall govern the operation of such sub-plan.

SECTION 25. CURRENCY CONVERSIONS

The Company shall have the sole discretion to determine the foreign exchange rate used to convert the Participant's contributions into U.S. dollars. Such conversion shall take place on or around the date as of which Shares are purchased (and as close to that date as administratively practicable).